Exhibit 10.5

WAIVER

In consideration for the benefits I will receive as a result of the participation of PACIFIC CAPITAL BANCORP (together with its subsidiaries and affiliates, the “Company”), which is either my employer or the sole shareholder of my employer, in the United States Department of the Treasury’s (the “Treasury”) Capital Purchase Program and/or any other economic stabilization program implemented by the Treasury under the Emergency Economic Stabilization Act of 2008 (as amended, supplemented, or otherwise modified, the “EESA”) (any such program, including the Capital Purchase Program, a “Program”), I hereby voluntarily waive any claim against the United States (and each of its departments and agencies) or the Company or my employer, or any of their respective directors, officers, employees and agents for any changes to my compensation or benefits that are required to comply with the executive compensation and corporate governance requirements of Section 111 of the EESA, as implemented by any guidance or regulations issued and/or to be issued thereunder, including without limitation the provisions for the Capital Purchase Program, as implemented by any guidance or regulation thereunder, including the rules set forth in 31 C.F.R. Part 30, or any other guidance or regulations under the EESA (such requirements, the “Limitations”).

I acknowledge that the Limitations may require modification or termination of the employment, compensation, bonus, incentive, severance, retention and other benefit plans, arrangements, policies and agreements (including so-called “golden parachute” agreements), whether or not in writing, that I may have with the Company or my employer or in which I may participate as they relate to the period the United States holds any equity or debt securities of the Company acquired through a Program or for any other period applicable under such Program or Limitations, as the case may be, and I hereby consent to all such modifications.

This waiver includes all claims I may have under the laws of the United States or any other jurisdiction (whether or not in existence as of the date hereof) related to the requirements imposed by the Limitations, including without limitation a claim for any compensation or other payments or benefits I would otherwise receive, any challenge to the process by which the Limitations are or were adopted and any tort or constitutional claim about the effect of these Limitations on my employment relationship and I hereby agree that I will not at any time initiate, or cause or permit to be initiated on my behalf, any such claim against the United States, the Company, my employer or their respective directors, officers, employees or agents in or before any local, state, federal or other agency, court or body.

I agree that, in the event and to the extent that the Compensation Committee of the Board of Directors of the Company or similar governing body (the “Committee”) reasonably determines that any compensatory payment and benefit provided to me, including any bonus or incentive compensation based on materially inaccurate financial statements or performance criteria, would cause the Company to fail to be in compliance with the Limitations (such payment or benefit, an “Excess Payment”), upon notification from the Company, I shall repay such Excess Payment to the Company within 15 business days. In addition, I agree that the Company shall have the right to postpone any such payment or benefit for a reasonable period of time to enable the Committee to determine whether such payment or benefit would constitute an Excess Payment.

I understand that any determination by the Committee as to whether or not, including the manner in which, a payment or benefit needs to be modified, terminated or repaid in order for the Company to be in compliance with Section 111 of the EESA and/or the Limitations shall be a final and conclusive determination of the Committee which shall be binding upon me. I further understand that the Company is relying on this letter from me in connection with its participation in a Program.

IN WITNESS WHEREOF, I execute this waiver on my own behalf, thereby communicating my acceptance and acknowledgement to the provisions herein.

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